Exhibit 99.5

Employee Q&A

Q:	Will there be any changes in leadership, management, or organization?
A:
Double Point intends to retain operational continuity with the existing leadership team and Senior Management is expected to continue to lead the organization through the transition and will work with Double Point to finalize the operational plan.

Q:	Will there be any layoffs?
A:	As stated, Double Point intends to retain operational continuity. We expect that our primary focus will be to move LUM-201 forward, increasing our clinical development activity.

Q:	Will employee benefits be impacted?
A:	We will continue to operate as usual until the closing. Following the closing, continuing employees will be eligible to participate in Double Point’s employee benefit plans.

Q:	How does this acquisition benefit Lumos employees?
A:
We expect that our employees and our development efforts will benefit from the investment capital, deep expertise and relationships that Double Point Ventures will deliver as our new owner.  They have a strong track record of fostering the growth and success of companies developing cutting-edge therapeutics.

Q:	How do you plan to keep us informed about the progress?
A:	Our goal is to be open with you, provide clear communication, and provide regular updates throughout the process.

Q:	What if I get a call from a reporter or investor?
A:	If you get a call from a reporter or investor, please do not respond and forward the inbound request to Lisa Miller, Lori Lawley or Brad Powers.

Q:	Whom should I call if I have a problem or concern?

A:	You should continue to reach out to the leadership team.

Q:	Will there be any changes to my job?
A:	Your day-to-day responsibilities are expected to remain the same for the immediate future. We are committed to minimizing disruption and keeping everyone informed of any changes that may occur.

Q:	How will my benefits be affected?
A:
Your current benefits package will remain in place for now. As we begin the integration process, there will be updates or adjustments to align with Double Point Ventures’ benefits structure. We will provide advance notice and details before any changes are made.

Q:	Will there be any changes to my job?
A:	We are just starting to work with Double Point to figure out the plan for the future. Double Point is investing heavily in Lumos and they know that our employees are an essential part of this company.

Q:	Will the company’s culture change?
A:
While Double Point Ventures will bring some new influences, we are committed to maintaining our core values and culture that we have cultivated. We will strive to ensure that our culture, collaboration, and the passion we each bring to Lumos remain intact as we integrate with the new organization.

Q:	What happens to the stock options or restricted stock units I have with Lumos?
A:
All restricted stock units and in-the-money stock options will be accelerated in full and converted into the right to receive $4.25 per share underlying such equity awards and one CVR per share underlying such equity awards Out-of-the-money options will be cancelled for no consideration.

Q:	What happens to the stock I purchased through our ESPP?
A:
The current offering period under the ESPP will be suspended as of 10 business days before the closing of the merger and any shares purchased through the ESPP can either be tendered in the tender offer for $4.25 per share in cash, plus one non-transferable, unsecured Contingent Value Right (“CVR”) for each share of common stock outstanding, representing the right to receive additional contingent cash payments upon the achievement of certain revenue and transaction milestones or will be converted into the right to receive the same consideration in the subsequent merger, subject to customary closing conditions.

Q:	Will there be opportunities for career growth?
A:	We believe this acquisition will fully fund our Phase 3 study and may open up additional studies of LUM-201 in other indications and provide opportunities for further employee development.

Q:	How will communication about the acquisition be handled?
A:
There are a number of special rules and regulations that govern what we can say and when we can say it. We will work within those rules to be as transparent as possible throughout the acquisition process. You can always contact your managers or the leadership team with specific questions.

Q:	Will our office locations or work arrangements change?
A:	There are no immediate plans to change office locations or work arrangements. If changes become necessary, we will notify employees well in advance.

Cautionary Statement on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Lumos Pharma, Inc.’s (“Lumos Pharma” or the “Company”), beliefs and expectations and statements about the proposed tender offer (the “Offer”), merger and related transactions contemplated by the Merger Agreement (the "Transactions"), including DPV’s intention to retain operational continuity with the existing leadership team; the impact of the Transactions on employees, including with respect to employee benefits, equity awards, Lumos Pharma’s culture, employee development, and office locations and work arrangements; the benefits of the Transactions for Lumos Pharma’s employees; plans and expectations regarding future communications with employees regarding the Transactions; the timing of and closing conditions to the Transactions; the potential effects of the proposed Transactions on Lumos Pharma and the clinical development of LUM-201; the potential payment of proceeds to the Lumos Pharma equityholders, if any, pursuant to the CVRs; and any other statements other than statements of historical fact.

These forward looking statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the various closing conditions in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of shares of the Company that are tendered in the Offer; the Company’s ability to retain key personnel; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; significant costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVRs may not result in any value to the Company’s equityholders; and other risks and uncertainties discussed in the Company’s most recent annual and quarterly reports filed with the SEC as well as in the Company’s subsequent filings with the SEC. As a result of such risks and uncertainties, Lumos's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the proposed Transactions will in fact be consummated. Lumos cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this communication are made as of the date hereof, and Lumos undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

The Offer described in this communication has not yet commenced, and this communication is for information purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Lumos or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by DPV and its subsidiaries, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Lumos. The offer to purchase the outstanding shares of the common stock of Lumos will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION OR RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Lumos under the “Investors & Media” Section of Lumos’s website at www.lumos-pharma.com.